EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-66458, 333-81176, 333-35310 and 333-111610) pertaining to the 1987 Stock Option Plan, Third Amended and Restated 1996 Stock Plan, Amended and Restated 1999 Stock Plan and 2000 Employee Stock Purchase Plan of MatrixOne, Inc. of our reports dated November 8, 2005 with respect to the consolidated financial statements and schedule of MatrixOne, Inc., MatrixOne, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MatrixOne, Inc. included in the Annual Report (Form 10-K) for the year ended July 2, 2005.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 8, 2005